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                                                                          (a)(7)

Option Scenario Model Tool

By inserting the information of your former options and estimating that of the new grant, you can see the potential gain as a result of exchanging your eligible shares.

     1. Insert information in Column D for the eligible options: Old Grant Date, Old Grant Price, Original Grant (No. of shares)
     2. Insert estimates in Column D for the sale date (date which you will sell the shares), New Grant Price and Incremental value.
     3. View the graph data below to see the value of old grant compared to the new grant.

Description                     Data      Cell type    Definition
-----------                     ----      ---------    ----------
Old grant date (mm/dd/yy)     12/1/1999   Variable     Date original options were granted (12/1/99 through 5/31/00)
New grant date (mm/dd/yy)     4/10/2002   Fixed        Estimated new grant date
Est sale date (mm/dd/yy)      5/31/2002   Variable     Estimated date that options are exercised and sold
Monthly vest rate                2.1%     Fixed        Monthly vesting rate of option grant (both new and old grants)
Vested Months                     30      Calculated   Vested months of grant (both new and old grants)

Old grant price               $   45.00   Variable     Price of original grant
Est new grant price           $       -   Variable     Estimated price at time of new grant

Original grant                   10,000   Variable     Number of options in original grant
Exchange ratio                      67%   Fixed        Exchange ration of old grant options to new grant options
New grant                         6,667   Calculated   Number of new options granted

Incremental value             $    1.00   Variable     Graph below depicts option value in increments determined by this variable field - must be in positive increments.

Definitions:
------------
Fixed                         The cell to the left of the cell type definition can not be changed
                                                                               -------
Variable                      The cell to the left of the cell type definition can be changed
                                                                               ---
Calculated                    The information contained in the cell to the left of the cell type definition is calculated, the cell can not be changed.
                                       -------
Old Grant Value               Estimated value of your old option grant, pre-exchange
New Grant Value               Estimated value of your new option grant, post-exchange


Graph Data                    All graph fields are calculated fields and can not be changed
----------                                                               -------

Price est                     $ 1.00    $ 2.00    $  3.00    $  4.00    $  5.00    $  6.00    $  7.00    $  8.00   $  9.00

Old grant value *             $    -    $    -    $     -    $     -    $     -    $     -    $     -    $     -   $     -

New grant value               $4,164    $8,329    $12,493    $16,658    $20,822    $24,986    $29,151    $33,315   $37,479

                    *  (Note:  A dash in the Old Grant Value implies that the shares are underwater)
----------------------------------------------------------------------------------------------------------------------------------

                                                       [GRAPH APPEARS HERE]

THIS OPTION SCENARIO MODEL TOOL IS PROVIDED AS A GUIDE ONLY AND DOES NOT CONSTITUTE A RECOMMENDATION ON THE PART OF THE COMPANY AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDING YOUR OPTIONS. THE INFORMATION AND SOFTWARE IN THIS OPTION SCENARIO MODEL TOOL MAY INCLUDE INACCURACIES OR ERRORS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY LIABILITY FOR SUCH INACCURACIES OR ERRORS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THIS OPTION SCENARIO MODEL TOOL AND EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR THE ACCURACY, CONTENT, COMPLETENESS, LEGALITY, OR RELIABILITY OF THIS OPTION SCENARIO MODEL TOOL.